Exhibit 10.11

AMENDED AND RESTATED NONCOMPETITION AGREEMENT

This Amended and Restated Noncompetition Agreement (this “Agreement”) is dated as of the 7th day of March, 2007 (the “Effective Date”) by and between Chris A. Karkenny (the “Executive”) and Apria Healthcare Group Inc. (the “Company”).

INTRODUCTORY PROVISIONS

The following provisions are true and correct and constitute the basis for this Agreement:

A.	Concurrently herewith, the Executive is entering into one or more agreements (herein referred to as “Incentive Compensation Agreements”) with the Company pursuant to which the Executive, subject to continued employment through the dates therein described and certain other restrictions, is receiving the option to purchase or otherwise receive shares of common stock issued by the Company as well as certain other benefits and the Executive is now being or may hereafter be offered the opportunity, at the Company’s discretion, to participate in one or incentive compensation or similar plans pursuant to which the Executive will be eligible to earn additional compensation beyond the Executive’s base salary (hereinafter referred to as “Incentive Compensation Plans”).

B.	The Executive and the Company are executing this document to express their agreement concerning certain covenants pertaining to the protection of the Company’s confidential information and trade secrets and its business whereby the Executive agrees to satisfy certain obligations to perform and refrain from performing certain acts during the Executive’s employment with the Company and following the termination of the Executive’s employment with the Company.

C.	The Executive and the Company acknowledge and agree that the rights granted to the Executive under the Incentive Compensation Plans and Incentive Compensation Agreements, as well as the Executive’s continued at-will employment with the Company and access to the Company’s confidential information and trade secrets, Executive’s continued receipt of salary and other remuneration and benefits associated with that at-will employment, and other good and valuable consideration, constitute adequate and sufficient consideration for the Executive’s entering into this Agreement.

D.	The Executive and the Company have previously entered into a Noncompetition Agreement dated as of November 13, 2006 (the “Prior Noncompetition Agreement”) and an Amended and Restated Executive Severance Agreement of even date therewith (the “Severance Agreement”). This Agreement provides for certain payments to the Executive upon certain terminations of employment in connection with Change in Control (as defined below) from and after the Effective Date and supersedes and negates any and all previous agreements with respect to such payments, including, without limitation, the Prior Noncompetition Agreement; provided, however, that this sentence shall not apply to any severance benefits to which the Executive may become entitled under the Severance Agreement.

NOW, THEREFORE, for the purposes and considerations expressed above, the parties hereto, intending to be legally bound, agree as follows:

1. Confidential Information.

(a) The Executive acknowledges that, in the performance of the Executive’s duties on behalf of the Company, the Executive has had and will have access to, has received and will receive, and has been entrusted and will be entrusted with confidential information and trade secrets including but not limited to systems technology, field operations, reimbursement, development, marketing, organizational, financial, management, administrative, clinical, customer, distribution and sales information, data, specifications and processes owned by the Company or any of its affiliates (collectively, the “Company Group”), or used presently or at any time in the future in the course of the business of the Company Group that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and was and will be made available to the Executive in confidence.

(b) The Executive hereby agrees that the Executive shall not at any time (whether during or after the Executive’s employment with the Company), directly or indirectly, other than in the course of the Executive’s duties to the Company, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Material; provided, however, that this Section 1(b) shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make available such information (provided, however, that the Executive shall promptly notify the Company in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement. The Executive agrees that, upon termination of the Executive’s employment with the Company, all Confidential Material in the Executive’s possession that is in written, digital or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Material that (x) was publicly known at the time of disclosure to the Executive, (y) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (z) is lawfully disclosed to the Executive by a third party.

2. Noncompetition Covenants.

(a) The Executive acknowledges that the Executive’s employment with a competitor of the Company Group within a reasonable time following the termination of the Executive’s employment with the Company Group would create a substantial likelihood that the Executive would inevitably disclose or use, to the detriment of the Company Group, Confidential Material, and that it is essential to the Company Group’s legitimate business interests and also to free and fair competition in the industry within which the Company Group does business, to protect the Company Group’s Confidential Material from disclosure.

(b) The risk of inevitable disclosure is particularly applicable to any such employment by the Executive with those competitors of the Company Group that are similar in operation, service, missions and markets to the Company Group (“Principal Competitors”). As of the date of this Agreement, the Principal Competitors are: Lincare Holdings, Inc.; Rotech Healthcare, Inc.; American HomePatient, Inc.; Coram Healthcare Corporation; Option Care, Inc.; Pacific Pulmonary Services Corporation; LifeCare Solutions, Inc.; and the home healthcare businesses of Air Products & Chemicals, Inc. and Praxair, Inc. and their respective parent, affiliated and subsidiary companies.

(c) In order avoid the disclosure by the Executive of the Company’s trade secrets or other Confidential Material to those businesses that could most adversely affect the performance of the Company Group and damage its goodwill, the Executive agrees that, during the period of the Executive’s employment by the Company and for a period of one year following the date on which the Executive’s employment with the Company Group terminates for any reason (the “Post-Termination Period”), the Executive will not engage, directly or indirectly, in business with or work with or for, whether as an owner, employee, consultant or otherwise, any Principal Competitor; provided, however, that this restriction shall not prevent the Executive from owning less than 1% of any class of publicly-traded securities (or other equity interests held through a publicly-traded mutual fund or similar investment) of a Principal Competitor following the termination of the Executive’s employment with the Company. The Executive expressly acknowledges and agrees that the foregoing restriction is reasonable and necessary in order to protect the Confidential Material of the Company Group. The phrase “engage, directly or indirectly” means engaging or having an interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, shareholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or similar capacity.

3. Nonsolicitation Covenants.

(a) During the term of the Executive’s employment with the Company and during the Post-Termination Period, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, patients, referral sources, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company Group, either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company, any of its respective affiliates or subsidiaries, and any customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members of or investors in any entity within the Company Group.

(b) During the term of the Executive’s employment with the Company and during the Post-Termination Period, the Executive will not on behalf of any individual or entity (other than the Company Group) directly or indirectly (i) induce, encourage or otherwise solicit (or assist in soliciting) any person who is an employee, independent contractor, consultant or business partner of any entity within the Company Group to terminate his, her or its employment relationship, contract, consulting relationship or partnership arrangement with such entity to accept any other employment or position; or (ii) assist any other entity in hiring any such employee, independent contractor, consultant or business partner.

4. Cooperation; Nondisparagement. The Executive agrees that, following termination of employment with the Company, the Executive will cooperate, at no financial cost to the Executive, with any reasonable request the Company may make for information or assistance with respect to any matter involving the Executive. Furthermore, the Executive shall at no time make any libelous or slanderous remarks or writings about any entity within the Company Group, or any such entity’s officers or directors.

5. Company Remedies. In the event that the Company, acting in good faith and based on its reasonable belief at the time, determines that the Executive has engaged in Detrimental Activity, the Company shall have the right to take any or all of the actions set forth in this Section 5 to the fullest extent not prohibited by law; provided, however, that in the case of Detrimental Activity described in clause (i) of the definition of the term Detrimental Activity as set forth below, the Company shall have the right to take any or all of the actions set forth in Sections 5(a) and 5(b) (but, for purposes of clarity, shall not have the ability to take any of the actions set forth in Sections 5(c) and 5(d) with respect to such nature of Detrimental Activity). For purposes of this Agreement, “Detrimental Activity” shall mean (i) a breach of any of the covenants set forth in Sections 1 through 4 above that has resulted in material and demonstrable injury, monetarily or otherwise, to the Company, (ii) that, as a result of fraud or other misconduct by the Executive, the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, or (iii) Executive is found to have engaged in activities which are in violation of applicable law and such activities have resulted in material and demonstrable injury, monetarily or otherwise, to the Company. (The date of any determination by the Company that the Executive has engaged in Detrimental Activity is referred to herein as the “Determination Date.”) For these purposes, a determination by the Company that Detrimental Activity has occurred shall occur when either the Company’s Chairman of the Board of Directors or the Company’s Chief Executive Officer shall have notified the Company’s General Counsel in writing of its belief that the Executive engaged in Detrimental Activity within the meaning of this Agreement. For purposes of this Agreement, material damage to the Company may include damage to its reputation or standing before current or potential customers, current or potential sources of patient or customer referrals, industry suppliers, current or potential sources of financing or equity capital, or public or semi-public regulatory bodies such as the United States Department of Health and Human Services or the Joint Commission on Accreditation of Healthcare Organizations, and such damage need not be demonstrable as pecuniary damage. The parties stipulate that such damage may be shown in any judicial or arbitration by providing copies of media and analytical reports supported by written affidavit or oral testimony as having been published to the general public or a particular group in addition to any other form of evidence ordinarily allowed in judicial or arbitration proceedings.

(a) Termination of Cash Bonuses. The Company shall have the right to terminate immediately any and all rights the Executive may have with respect to any cash bonuses or other cash incentive opportunities (“Cash Bonuses”) awarded to the Executive under any Incentive Compensation Plan to the extent such Cash Bonuses have not been paid as of the Determination Date.

(b) Termination of Equity Awards. The Company shall have the right to terminate immediately any or all (i) stock options granted to the Executive that are outstanding and unexercised (whether or not vested) as of the Determination Date, and/or (ii) other equity-based or cash awards granted or issued under any Incentive Compensation Plan or Incentive Compensation Agreement to the Executive that are outstanding and unpaid (whether or not vested) as of the Determination Date.

(c) Company Repurchase Option.

(i) The Company shall have the right to repurchase any shares of the Company’s common stock (“Common Stock”) acquired by the Executive during the [one-year] period preceding the Determination Date pursuant to either (A) the exercise of any stock option granted by the Company to the Executive (whether granted on, before or after the date of this Agreement) or (B) the vesting or payment of any restricted stock, restricted stock unit or other equity-based award granted by the Company under any Incentive Compensation Agreement or Plan to the Executive whether granted on, before or after the date of this Agreement) (the “Repurchase Right”). The per-share price of any such repurchase of shares by the Company shall be equal to the lesser of (x) the Fair Market Value of the Common Stock at the time the Company gives notice of its intention to repurchase such shares, or (y) the per-share price paid by the Executive for such shares in connection with such exercise or vesting or payment event. For purposes of this Agreement, “Fair Market Value” shall be determined in accordance with the Company’s 2003 Performance Incentive Plan as in effect on the Effective Date. For purposes of clarity, the repurchase price for such shares shall be zero if the Executive did not pay any cash amount to acquire such shares.

(ii) The closing of any repurchase of shares following the Company’s exercise of its Repurchase Right shall be at a date specified by the Corporation in the Detrimental Activity Notice (as defined below), such date to be no later than 30 days after the date of the Detrimental Activity Notice. The purchase price (if any) shall be paid at the closing in the form of a check against surrender by the Executive of a stock certificate evidencing the repurchased shares with duly endorsed stock powers, free of adverse claims. No adjustments (other than as provided in the applicable stock incentive plan and/or award agreement) shall be made to the purchase price for fluctuations in the Fair Market Value of the shares after the date of the Detrimental Activity Notice. The Executive shall represent to the Company that the shares are not subject to any lien, encumbrance, pledge, or other interest of a third party. The Executive may not sell, encumber, pledge or otherwise transfer or alienate any of the shares after the date of the Detrimental Activity Notice. The Company shall have the right, to the maximum extent permitted by law, to offset against any payment otherwise due from the Executive any amount the Company is required to pay to the Executive in accordance with this Section 5.

(d) Company Cash Reimbursement Right.

(i) In the event that all or a portion of any of the shares of Common Stock referred to in the first sentence of Section 5(c) are not then owned by the Executive without restriction (for this purpose, the shares will be considered “restricted” if they are subject to, without limitation, any lien, encumbrance, pledge or other interest of a third party), the Company shall have the right to require the Executive to pay to the Company an amount equal to (x) the total number of shares acquired by the Executive on such option exercise, multiplied by (y) the difference between (A) the greater of the Fair Market Value of the Common Stock on [the date of the Detrimental Activity Notice] or the per-share consideration received by the Executive in any sale or other transfer or all or a portion of such shares, and (B) the per-share price (if any) paid by the Executive for such shares in connection with such exercise or vesting or payment event (the “Cash Reimbursement Right”).

(ii) Any payment required to be made by the Executive to the Company following the Company’s exercise of its Cash Reimbursement Right shall (a) be paid in the form of a certified or cashier’s check payable to the order of the Company, and (b) be delivered no later than 30 days after the date of the Detrimental Activity Notice to the Company at the address of its principal executive offices to the attention of the Company’s Chief Executive Officer, such delivery to be made by postage pre-paid registered or certified U.S. Mail. The Company shall have the right, to the maximum extent permitted by law, to offset against any payment otherwise due to the Executive any amounts the Executive is required to pay to the Company in accordance with this Section 5.

(e) Exercise of Company’s Rights. The Company’s exercise of any of its rights under the provisions of this Section 5 shall be exercisable by the Company by delivery of a written notice to the Executive (the “Detrimental Activity Notice”), which notice must set forth the general basis of the Company’s finding of Detrimental Activity, be mailed to the attention of or otherwise actually delivered to the Executive at the Executive’s most recent address reflected in the Company’s payroll records, and be so mailed or delivered during the Exercise Period set forth below. The “Exercise Period” shall commence on the Determination Date and shall terminate on the date that is sixty days after the Determination Date. The Company shall have the right to exercise any or all rights or remedies provided for in this Agreement at its sole discretion and the fact that the Company shall fail or defer its rights to exercise such rights or remedies in any given situation shall not preclude the Company from exercising such rights or remedies in any other situation even if such situation is identical or similar to the situation in which the Company declined to exercise such rights or remedies. All remedies provided herein are cumulative and are in addition to and not in limitation of any other remedies available at law, in equity or by contract. The pursuit of any one remedy shall not be deemed to limit the right to pursue any other remedy, except to the extent that such remedy has been fully realized in am manner that excludes the possibility of pursuing the other remedy.

6. Agreement to Compensate the Executive.

(a) Payment. The parties agree that, in the event that within the period that (i) begins with the first to occur of (1) the initial public announcement of a Change of Control (as defined in the Employment Agreement), or (2) the 90th day preceding a Change of Control and (ii) ends two years following such Change of Control, the Executive’s employment is terminated by the Company for any reason other than disability or Cause (as defined in the Employment Agreement), or in the event that the Executive terminates his employment with the Company with Good Reason (as defined in the Employment Agreement) during said period, the Executive shall be entitled to receive payments that equal $750,000 in the aggregate, it being understood that (A) such payments are intended to compensate the Executive fully for the performance of the Executive’s covenants set forth in Sections 1 through 4 above during the Post- Termination Period, and (B) the Executive is not entitled to receive any payments under this Section 6 in the event the Executive’s employment is terminated other than under one of the circumstances described in this Section 6(a).

(b) Timing of Payment. The payment payable to the Executive pursuant to Section 6(a) above shall be divided into thirteen (13) equal installments and paid biweekly over the twenty-six (26)-week period beginning on the first business day that is six months after the termination of the Executive’s employment with the Company; provided, however, that if any such payment date is not a business day, payment shall be delayed until the next following business day.

(c) Termination of Payments. The Executive expressly acknowledges and agrees that his right to continue to receive the payments hereunder is subject to his continued compliance with the restrictive covenants set forth in Sections 1 through 4 of this Agreement. If the Company determines that the Executive is in violation of any of the provisions of such restrictive covenants, then the Company, following written notice to the Executive explaining the basis for its decision, may, except as provided in Section 7(a) below, suspend any future payments scheduled to be made pursuant to this Section 6; provided, however, that:

(i) the burden of proving that the Executive is in violation of any of the restrictive covenants set forth in Sections 1 through 4 of this Agreement shall be on the Company;

(ii) the Company shall pay all expenses incurred by the Executive in prosecuting or defending any proceeding pursuant to Section 7(a) hereof with regard to such determination by the Company as they are incurred by the Executive in advance of the final disposition of such proceedings, together with any tax liability incurred by the Executive in connection with the receipt of such amounts; provided, however, that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts so advanced to the extent the arbitrator in such proceeding affirmatively determines that the Company is the prevailing party, taking into account all claims made by any such party to such proceeding; and

(iii) all payments described in Section 6 of this Agreement shall continue to be made or provided on the dates provided herein as if no such violation exists, except in the event a final determination pursuant to the arbitration provisions of Section 7(a) has been rendered and such determination provides that the Executive is, in fact, in violation of any of the restrictive covenants set forth in Sections 1 through 4 of this Agreement.

In order to implement the principle of this Section 6(c), in the event that an arbitrator determines that the Executive has violated any of the provisions of Sections 1 through 4 of this Agreement, the arbitrator may require that the Executive return to the Company any amounts paid to the Executive pursuant to Section 6(c)(iii) following the date of such violation.

(d) Term. This Section 6, and the Executive’s right to receive payments hereunder, shall have an initial term (the “Term”) of two years and shall terminate and be of no further force or effect on the second anniversary of the Effective Date; provided, however, that commencing on the second anniversary of the Effective Date and on each anniversary thereafter (each an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company provides the Executive with written notice at least 30 days before the next Extension Date that the Term shall not be so extended. Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a Change of Control, the Term shall automatically be extended until the latest of (i) the second anniversary of the consummation of the Change of Control or (ii) the expiration of the Post-Termination Period if a termination triggering the payment of the benefits described in this Section 6 occurs during the 24-month period following a Change in Control, or (iii) the expiration of all of the Company’s and/or any successor’s obligations under this Agreement.

7. Miscellaneous.

(a) Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment by the Company shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) as then in effect. Such arbitration shall be conducted in Orange County, California, and the arbitrator shall be a resident of Orange County, California or of a county contiguous to Orange County, California; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law or equity in aid of arbitration while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by AAA pursuant to its Commercial Arbitration Rules. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 7(a).

The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Company).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 7(a), the Executive and the Company acknowledge that any breach of any of the covenants or provisions contained in Sections 1, 2, 3 or 4 of this Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 1, 2, 3 or 4 of this Agreement or such other equitable relief as may be required to enforce specifically any of such covenants or provisions.

(b) Successors.

(i) This Agreement is personal to the Executive and shall not, without the prior written consent of the Company, be assignable by the Executive.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company, its subsidiaries and its successors and any successor to the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires either a controlling interest in the voting stock of the Company or substantial portion of or the business of the Company. This Agreement shall be considered to be assigned to any such successor, whether that happens by operation of law, operation of the terms of this Agreement, or otherwise.

(c) Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(d) Modification. This Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company.

(e) Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then: (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

(f) Complete Agreement. This Agreement (together with such provisions of the Severance Agreement as are necessary to give effect to Section 6 hereof) constitutes and contains the entire agreement and final understanding concerning the subject matters addressed herein between the parties. This Agreement is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This Agreement constitutes a fully integrated agreement.

(g) Governing Law. This Agreement shall be deemed to have been executed and delivered in the State of California, which is the State in which the Executive is principally employed by the Company as of the date of this Agreement, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of that particular State without regard to principles of conflict of laws.

(h) Construction. In any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(i) Communications. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by courier, or if mailed by registered or certified mail, postage prepaid, addressed to the Executive at the Executive’s most recent address on record with the Company, or addressed to the Company at 26220 Enterprise Court, Lake Forest, CA 92630, Attention: General Counsel, with a copy to the attention of the Senior Vice President, Human Resources. Either party may change the address at which notice shall be given by written notice given in the above manner.

(j) Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

APRIA HEALTHCARE GROUP INC.		EXECUTIVE

By	/s/ Lawrence M. Higby	/s/ Chris A. Karkenny
	Lawrence M. Higby	Chris A. Karkenny
Chief Executive Officer

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